5.1 and 23.1

FAEGRE & BENSON LLP
2500 Republic Plaza, 370 Seventeenth Street
Denver, Colorado 80202-4004
Telephone 303-607-3500
Facsimile 303-607-3600

December 13, 2002

ACT Teleconferencing, Inc.
1658 Cole Boulevard, Suite 130
Golden, CO 80401

RE:    Form S-8 Registration Statement

Ladies and Gentlemen:

In connection with the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 relating to the sale of 400,000 shares of common stock (the “Shares”) of ACT Teleconferencing, Inc., a Colorado corporation (the “Company”), we have examined the Company’s incorporation documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares. Based on this review, we are of the opinion that:

1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Colorado.

2. The Shares which may be issued will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinion expressed herein.

Very truly yours,

/S/ FAEGRE & BENSON LLP
FAEGRE & BENSON LLP